EXHIBIT 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: May 16, 2014

THORNDALE FARM, LLC

By:	/s/ Oakleigh Thorne

Name:	Oakleigh Thorne
Title:	Chief Executive Officer

OAKLEIGH THORNE

By:	/s/ Oakleigh Thorne

OTAC (THORNE) LLC

By:	/s/ Oakleigh Thorne

Name:	Oakleigh Thorne
Title:	Managing Member

TACA (THORNE) LLC By: OTAC (Thorne) LLC Its: Managing Member

By:	/s/ Oakleigh Thorne

Name:	Oakleigh Thorne
Title:	Managing Member

TACA II (THORNE) LLC By: OTAC (Thorne) LLC Its: Managing Member

By:	/s/ Oakleigh Thorne

Name:	Oakleigh Thorne
Title:	Managing Member

OAP, LLC

By:	/s/ Oakleigh Thorne

Name:	Oakleigh Thorne
Title:	Managing Member